EXHIBIT 10.6

 FIRST AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT

This FIRST AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT (“First Amendment”), dated as of April 29, 2011, is entered into by American Centrifuge Holdings, LLC, a Delaware limited liability company (“Holdings”), and Babcock & Wilcox Technical Services Group, Inc., a Delaware corporation, (“B&W TSG” and, together with Holdings, the “Members” and individually as a “Member”).

WHEREAS, on or about September 2, 2010, Holdings and B&W TSG executed a the Limited Liability Company Agreement of American Centrifuge Manufacturing, LLC (the “Agreement”) to establish American Centrifuge Manufacturing, LLC (the “Company”);

WHEREAS, the conditions to effectiveness of the Agreement have not yet occurred;

WHEREAS, among other things, the Members desire to amend the conditions to effectiveness of the Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants contained herein, the Members hereby agree to modify the Agreement as follows:

1.	Section 1.1(u) of the Agreement is hereby deleted and replaced in its entirety with the following:

“Fee Agreement” means that certain Fee Agreement between the Company and B&W TSG effective as of the Effective Date.

2.	Section 1.1(z) of the Agreement is hereby deleted and replaced in its entirety with the following:

“LTSA” means that certain Long Term Supply Agreement to be entered into between the Company and ACE.

3.	Section 2.6 of the Agreement is hereby deleted and replaced in its entirety with the following:

Term.  The term of the Company commenced on the date the Certificate of Formation was filed with the Secretary of State of the State of Delaware, and shall continue indefinitely.  This Agreement will become effective (the “Effective Date”) upon the latest to occur of (i) May 1, 2011; and (ii) the execution and delivery of the ESA and the Guaranty.

4.	Section 4.3 of the Agreement is hereby amended by adding at the end of Section 4.3 the following:

(e) Notwithstanding the foregoing, each Member hereby consents to the other Member pledging and/or granting a security interest in its Membership Interests to an instrumentality or agency of the U.S. and/or Japanese government, and/or one or more financial institutions providing financing for the construction of the ACP (or any future uranium enrichment facility utilizing American Centrifuge machines) or an agent of any of the foregoing, and, in connection therewith, each Member hereby waives delivery of the opinion required pursuant to Section 4.3(d)(vii) of this Agreement.

5.	Section 4.8 of the Agreement is hereby amended by adding at the end of Section 4.8 the following:

or (d) substantially all of the ESA has been suspended by ACE for 6 months or more or (e) an event of Force Majeure (as defined in the ESA) excusing performance of substantially all of the ESA has occurred and continued for 12 months or more.

6.           A new Section 4.13 of the Agreement is hereby added as follows:

Automatic Transfer.  Until (i) the initial drawdown of funds by, or the other issuance of credit to, ACE under binding agreements among ACE and third parties (which may include the U.S. government) that obligate such parties to lend to ACE funds for the construction of the ACP, and (ii) the execution and the delivery of the ESA, the Guaranty and the LTSA shall each have occurred, then either Party may by notice to the other Party effect an automatic transfer hereunder (and automatically if each of the foregoing shall not have occurred on or before the Third Closing Termination Date,1 unless otherwise agreed by the Members) then B&W TSG’s Membership Interests shall, without further action of, and at no cost to, the Members, automatically transfer to Holdings, free and clear of all liens and other encumbrances and B&W TSG shall deliver an officer’s certificate to Holdings to that effect and representing and warranting that B&W TSG is the holder of good and clear title to the Membership Interests being transferred.  Each Member agrees to cooperate and to take all actions and execute all documents reasonably necessary or appropriate to reflect the transfer of B&W TSG’s Membership Interests to Holdings.

In such event, and notwithstanding any other provision of this Article IV: (i) B&W TSG shall not be entitled to any consideration in connection with such transfer including, but not limited to, the break-up fee described in Section 4.12; (ii) Holdings shall cause the Company to timely pay to B&W TSG or its affiliates all amounts due as of the date of such automatic transfer under the Fee Agreement, any seconding agreement or any other contract with B&W TSG or its affiliates to which the Company is a party; and (iii) the Company shall indemnify and hold harmless B&W TSG from all costs, expenses or liabilities of the Company incurred from or after the date of such transfer.

7.	Section 5.8 of the Agreement is hereby amending by adding at the end thereof the following:

The Members intend that the Fee will be treated as a payment made for services by a Person who is not a Member pursuant to Code Section 707(a).  If, for any reason, any portion of the Fee is not so treated, notwithstanding any provision of this Agreement to the contrary, an amount of Company gross income equal to such portion of the Fee shall be allocated to the payee(s) of the Fee prior to the allocations otherwise specified in Section 5.4.

8.	Clause 1 of Section 7.1(e) of the Agreement is hereby deleted and replaced in its entirety with the following:

1.  The execution, modification or termination of any agreement between the Company and a Member or an affiliate of a Member other than execution or termination of seconding agreements for supply of Member personnel utilizing the seconding agreement approved by the Members;

9.	Section 9.1(f) of the Agreement is hereby deleted and replaced in its entirety with the following:

[Reserved]

10.	Section 9.5 of the Agreement is hereby deleted in its entirety.

11.	Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

1 Capitalized terms used in §4.13 and not otherwise defined in this Agreement shall have the meanings ascribed thereto in that certain Securities Purchase Agreement among USEC Inc., Toshiba Corporation and Babcock & Wilcox Investment Company dated as of May 25, 2010.

IN WITNESS WHEREOF, the Members have executed this First Amendment through their duly authorized representatives as of the date first written above.

American Centrifuge Holdings, LLC                                           Babcock & Wilcox Technical Services
Group, Inc.

By:           /s/ Philip Sewell                                                      By:           /s/ Stanley R. Cochran

Name:   Philip Sewell                                                                           Name:      Stanley R. Cochran

Title:         Senior Vice President                                                            Title:        President